Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2009 FINANCIAL RESULTS

NET INCOME INCREASES BY $14.2 MILLION FOR YEAR
COMPARABLE STORE SALES INCREASE 0.2%

BALDWYN, MS, March 10, 2010 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its 2009 fiscal year and fourth quarter ended January 30, 2010.

Fiscal 2009 financial highlights include:

•	Net sales for the year were $274.1 million compared with $276.4 million in the previous year, and comparable same store sales increased 0.2% compared with a 2.1% increase in the previous year.

•
Operating income for the year increased by $4.6 million as a result of the $7.7 million of income in 2009 compared to $3.1 million of income in 2008.  The previous year’s fourth quarter included a retirement plan curtailment gain of $6.2 million.  Excluding this gain in the prior year, operating income increased $10.8 million.

•	Net income was $1.8 million, or $0.09 per basic share, for fiscal 2009, compared to a net loss of $12.4 million, or $0.65 per share for fiscal 2008.

•	Adjusted EBITDA, which excludes the $6.2 million retirement plan curtailment gain recorded in the prior year, for fiscal 2009 was $13.8 million, an increase of $10.3 million over fiscal 2008.

•	Inventories have been reduced by $12.7 million compared to the same period last year, ending the year at $91.5 million.

•
At year end, the Company had outstanding borrowings under its revolving line of credit of $13.6 million and outstanding letters of credit of $6.0 million.  The Company paid down $18.4 million of gross debt in fiscal 2009.  The Note balance was $21.6 million and the warrant discount on the Notes was $8.3 million.  Additional amounts available to borrow under its revolving line of credit at fiscal year-end were $42.9 million.

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Financial highlights for the fourth quarter include:

•
Net sales for the quarter were $77.7 million compared with $78.2 million in the fourth quarter last year, and comparable same store sales decreased 1.3%, compared with a 0.1% increase in the previous year.

•
Operating income for the quarter decreased by $3.3 million as a result of a $3.3 million profit in this quarter compared to a $6.6 million profit in the previous year’s fourth quarter.  Excluding the retirement plan curtailment gain of $6.2 million in the prior year, operating income increased $2.9 million over the previous year.

•
Net income was $1.9 million, or $0.10 basic earnings per share, in the fourth quarter of fiscal 2009, compared to income of $4.2 million, or $0.22 basic earnings per share in the fourth quarter of fiscal 2008.

•	Adjusted EBITDA for the quarter was $4.6 million, an increase of $2.5 million over the same period last fiscal year.

Jane Aggers, President and Chief Executive Officer commented, “While our top line results are indicative of the challenging environment in which we operate, the significant improvements that have been made in earnings is evidence that our operational plan is gaining traction.  We will continue to deleverage the balance sheet as we look at various alternatives for growth.”

Operating Results

For the year, gross margin improved by 110 basis points to 44.4%.  This improvement was driven by a 120 basis point reduction in merchandise cost, a 50 basis point reduction in freight costs, offset by a 60 basis point increase in sourcing and warehousing costs.  Gross margin for the fourth quarter of 40.8% was a 130 basis point decrease compared to the 42.1% of the prior year.  This decrease reflects a 30 basis point reduction in merchandise cost, a 50 basis point reduction in freight costs, offset by a 210 basis point increase in sourcing and warehousing.

For the full year, selling, general and administrative expenses have been reduced by $2.4 million to $109.7 million (40.0% of sales) from $112.1 million (40.6% of sales) last year. Selling, general and administrative expenses for the fourth quarter increased to $27.4 million (35.2% of sales) from $25.2 million (32.2% of sales) in the prior year.  The expense of the fourth quarter of the prior year included a retirement plan curtailment gain of $6.2 million.  Excluding this curtailment gain, selling, general and administrative expenses for the fourth quarter decreased $4.0 million and for the year decreased $8.6 million.  Reductions for the year have been led by store labor savings, the elimination of a significant amount of professional fees, and the elimination of an impairment charge incurred in the prior year.

Store Openings, Closings and Remodels

During the current fiscal year, the Company opened 3 stores, closed 1 store, remodeled 9 locations, and ended the year with 265 stores.

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Year End Conference Call

Hancock will hold its yearend earnings conference call tomorrow, Thursday, March 11, at 10:00 CST.  To participate in the conference call, please call 866-356-3093 or 617-597-5381 (Int’l) and provide the operator with pass code #26319360.  If you are unable to attend the live call, a replay will be available by dialing 888-286-8010 or 617-801-6888 (Int’l) and entering pin #68568498. The replay will be available by phone or on the Company’s website at approximately 1:00 p.m. CDT on Thursday, March 11, 2010 and will remain available through Thursday, March 25, 2010.

A simultaneous webcast of the conference call may be accessed at www.hancockfabrics.com. Go to “About Us,” click on “Investors” then on “Event Calendar.” To listen to the live call via webcast, please go to the Company’s website at least 15 minutes early to register, download and install any necessary audio software. An archive of the conference call will be available on the Company’s website approximately two hours after the conference call ends.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 266 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net income before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings. Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS

	January 30,	January 31,
(in thousands, except for share amounts)	2010	2009 (1)
Assets
Current assets:
Cash and cash equivalents	$2,493	$2,338
Receivables, less allowance for doubtful accounts	3,469	3,380
Inventories	91,495	104,156
Prepaid expenses	1,485	1,735
Total current assets	98,942	111,609

Property and equipment, net	41,687	45,039
Goodwill	3,210	3,210
Other assets	4,707	4,816
Total assets	$148,546	$164,674

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,638	$21,437
Accrued liabilities	14,903	14,813
Income taxes payable	210	-
Other pre-petition obligations	1,193	2,796
Total current liabilities	34,944	39,046

Long-term debt obligations, net	26,942	42,977
Capital lease obligations	3,184	3,287
Postretirement benefits other than pensions	2,150	2,211
Pension and SERP liabilities	27,017	21,706
Other liabilities	7,097	8,098
Total liabilities	101,334	117,325

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,283,944 and 33,084,570 issued and 19,902,148
and 19,716,303 outstanding, respectively	333	331
Additional paid-in capital	89,128	88,017
Retained earnings	126,695	124,907
Treasury stock, at cost, 13,381,796
and 13,368,267 shares held, respectively	(153,698)	(153,684)
Accumulated other comprehensive income (loss)	(15,246)	(12,222)
Total shareholders' equity	47,212	47,349
Total liabilities and shareholders' equity	$148,546	$164,674

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year January 31, 2009.

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

Sales	$77,678	$78,203	$274,058	$276,381
Cost of goods sold	45,973	45,255	152,341	156,802

Gross profit	31,705	32,948	121,717	119,579

Selling, general and administrative expense	27,370	25,191	109,681	112,106
Depreciation and amortization	1,049	1,138	4,329	4,409

Operating income (loss)	3,286	6,619	7,707	3,064

Reorganization expense, net	163	217	755	8,207
Interest expense, net	1,170	1,621	5,114	7,038

Income (loss) from continuing operations before
income taxes	1,953	4,781	1,838	(12,181)
Income taxes	136	-	200	-

Income (loss) from continuing operations	1,817	4,781	1,638	(12,181)
Earnings (loss) from discontinued operations (net of tax expense of $0 and $0)
	98	(622)	150	(186)

Net income (loss)	$1,915	$4,159	$1,788	$(12,367)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.09	$0.25	$0.08	$(0.64)
Earnings from discontinued operations	0.01	(0.03)	0.01	(0.01)
Net earnings (loss)	$0.10	$0.22	$0.09	$(0.65)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.07	$0.25	$0.08	$(0.64)
Earnings from discontinued operations	0.01	(0.03)	0.01	(0.01)
Net earnings (loss)	$0.08	$0.22	$0.09	$(0.65)

Weighted average shares outstanding:
Basic	19,480	19,165	19,349	19,078
Diluted (1)	25,079	19,165	20,925	19,078

(1) Diluted shares outstanding includes the effect of options and warrants, including 9.5 million warrants with an exercise price of $1.12

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Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Fifty-two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
(in thousands)	2010	2009	2010	2009

Net cash provided by operating activities
before reorganization activities	$10,171	$15,253	$23,710	$24,440
Depreciation and amortization, including cost of goods sold	(1,347)	(1,701)	(6,135)	(6,630)
Amortization of deferred loan costs	(62)	(65)	(247)	(533)
Amortization of bond discount	(583)	(583)	(2,331)	(1,178)
Interest paid-in-kind by issuance of notes payable	-	(436)	(694)	(859)
Interest accrued on Pre-Petition Obligations	-	-	-	(2,219)
Stock compensation expense	(204)	(334)	(968)	(997)
Reserve for store closings credits, including interest expense	384	(329)	90	1,833
Other	(96)	(1,346)	8	(898)
Reorganization expense, net	(163)	(217)	(755)	(8,207)
Changes in assets and liabilities	(6,185)	(6,083)	(10,890)	(17,119)

Net earnings (loss )	1,915	4,159	1,788	(12,367)
Earnings from discontinued operations	(98)	622	(150)	186
Income taxes	136	-	200	-
Interest expense, net	1,170	1,621	5,114	7,038
Reorganization expense, net	163	217	755	8,207
Depreciation and amortization, including cost of goods sold	1,347	1,701	6,135	6,630

EBITDA	4,633	8,320	13,842	9,694
Retirement Plan curtailment gains	-	(6,200)	-	(6,200)

Adjusted EBITDA	$4,633	$2,120	$13,842	$3,494

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